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                                                                 Exhibit 10.5(a)

                        OWNERSHIP AND OPERATION AGREEMENT

                             COLSTRIP UNITS #3 & #4

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----

  1.  Definitions ......................................................   1
  2.  Ownership of Project .............................................   3
  3.  Operator .........................................................   5
  4.  Design, Engineering and Construction Management ..................   6
  5.  Construction .....................................................   6
  6.  Costs of Construction ............................................   7
  7.  Construction Budget ..............................................   8
  8.  Construction Payments ............................................   9
  9.  Cost of Operation ................................................   9
 10.  Operating Budget .................................................  10
 11.  Operation and Maintenance Payments ...............................  11
 12   Coal Fuel ........................................................  12
 13.  Scheduling of Power and Energy ...................................  13
 14.  Scheduling of Outages ............................................  15
 15.  Accounting and Reports ...........................................  15
 16.  Insurance ........................................................  16
 17.  Project Committee ................................................  17
 18.  Arbitration ......................................................  21
 19.  Damage to the Project ............................................  21
 20.  Liabilities ......................................................  23
 21.  Default ..........................................................  23
 22.  Uncontrollable Forces ............................................  25
 23.  Waiver of Right to Partition .....................................  25
 24.  Transfers and Assignments ........................................  26
 25.  Obligations Are Several ..........................................  28
 26.  Notices ..........................................................  29
 27.  Implementation ...................................................  29
 28.  Provisions for Additional Facilities .............................  29
 29.  Regulatory Approval ..............................................  29
 30.  Rule Against Perpetuities or Similar or Related Rules ............  30
 31.  End of Project ...................................................  30
 32.  Term .............................................................  30
 33.  Effective Date and Basin Electric's Participation ................  31
 34.  Miscel1aneous ....................................................  31
      Exhibit A - Real Estate
      Exhibit B - Administrative and General Costs

                        OWNERSHIP AND OPERATION AGREEMENT

                             COLSTRIP UNITS #3 & #4

      THIS AGREEMENT is made as of the 6th day of May, 1981, by and between the following parties: THE MONTANA POWER COMPANY, a Montana corporation, and FIRST TRUST COMPANY OF MONTANA, a Montana corporation, as trustee under The Montana Power Company Construction Trust (collectively "Montana"); PUGET SOUND POWER & LIGHT COMPANY, a Washington corporation, and PUGET COLSTRIP CONSTRUCTION COMPANY, a Washington corporation (collectively, "Puget"); THE WASHINGTON WATER POWER COMPANY, a Washington corporation ("Water Power"); PORTLAND GENERAL ELECTRIC COMPANY, an Oregon corporation ("Portland"); PACIFIC POWER & LIGHT COMPANY, a Maine corporation ("Pacific"); and BASIN ELECTRIC POWER COOPERATIVE, a North Dakota cooperative corporation ("Basin Electric"):

                                   WITNESSETH:

      WHEREAS, the parties desire to establish the terms and conditions relating to their ownership, as tenants in common, and the planning, financing, acquisition, construction, operation and maintenance of the Colstrip Units #3 and #4 Steam Electric Generating Project and related facilities; and

      WHEREAS, The Montana Power Company has conveyed an 11.16% interest in the Project to First Trust Company of Montana, as Trustee under a grantor trust, and Puget has conveyed a 23.25% interest in the Project to its wholly-owned subsidiary, Puget Colstrip Construction Company.

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein stated and the performance thereof, all as hereinafter set forth, the parties hereto mutually agree as follows:

1. Definitions

      (a) "Capital Additions" means additions, betterments and replacements to the Project that are necessary to assure design capability and reliability or that are required by governmental agencies.

      (b) "Capital Retirements" means those physical elements of the Project removed from service or use with the intent that the items so removed will not be placed back into service.

      (c) "Coal Supplier" shall mean WESTERN ENERGY COMPANY, a Montana corporation, or its successor under the Coal Agreement.

      (d) "Committee" means the committee provided for in Section 17 hereof.

      (e) "Common Facilities" means that portion of the property described in the Common Facilities Agreement which is allocated to the Project.

      (f) "Construction" means all activities necessary for planning, engineering, acquisition and erection of the Project and of Capital Additions and Elective Capital Additions.

      (g) "Costs of Construction" shall have the meaning set forth in Section 6 hereof.

      (h) "Costs of Operation" shall have the meaning set forth in Section 9 hereof.

      (i) "Elective Capital Additions" means additions, betterments, and replacements to the Project that are not Capita1 Additions.

      (j) "Net Generating Capability" means the total amount of electrical energy which the Project is capable of generating, due allowance being made for legal, regulatory or physical constraints then obtaining, less the amount used in the production thereof, all as determined at any time by the Operator under guidelines developed by the Committee.

      (k) "Operator" means the Operator appointed under Section 3 hereof.

      (l) "Owners" means Montana, Puget, Water Power, Portland, Pacific, and Basin Electric and shall include their successors and assigns of an ownership interest in the Project or any part thereof.

      (m) "Person" means any individual, partnership, corporation, trust, joint venture, or unincorporated organization.

      (n) "Project" means the coal-fired steam electric generating project known as Colstrip Units #3 and #4 Steam Electric Generating Project, consisting of two units, each of 700 megawatt nominal rating, the Common Facilities and related facilities, real property and property rights (including, but not limited to, the real property described in Exhibit "A" hereto) located near Colstrip, Montana. The Project shall not include the Transmission System defined in
Section 2(p) of the Transmission Agreement.

      (o) "Project Agreements" means this Agreement together with the following agreements to be entered into relating to Colstrip Units #3 and *4:

            (i) Coal Agreement, Colstrip Units #3 and #4 Steam Electric Generating Project, between Owners and


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                  Western Energy Company, herein called the "Coal Agreement";

            (ii) Colstrip Project Transmission Agreement (the "Transmission Agreement");

            (iii) Common Facilities Agreement.

      (p) "Project Share" shall have the meaning set forth in Section 2(b) hereof.

      (q) "Project User" means any Owner (except to the extent that such Owner is leasing as lessor its undivided interest in the Project, or any part thereof, to another Person) and any Person engaged in the electric utility business during the time, and to the extent, it is leasing, as lessee, an undivided interest in the Project or any part thereof.

      (r) "Prudent Utility Practice" at any particular time means either any of the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry prior thereto or any of the practices, methods or acts, which, in the exercise of reasonable judgment in the light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Prudent Utility Practice shall apply not only to functional parts of the Project, but also to appropriate structures, landscaping, painting, signs, lighting, other facilities and public relations programs, inc1uding recreational facilities, and any other programs or facilities, reasonably designed to promote public enjoyment, understanding and acceptance of the Project. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts. Prudent Utility Practice shall also include those practices, methods and acts that are required by applicable laws and final orders or regulations of regulatory agencies having jurisdiction.

2. Ownership of Project

      Subject to the terms and conditions hereinafter set forth, ownership of the Project and each part thereof shall be as follows:

      (a) The Project and each part thereof shall be owned by the Owners as tenants in common, with each Owner's respective undivided interest initially being in the following percentage:

      Montana         27.9 %               Water Power              13.95%
      Puget           23.25%               Pacific                   9.3 %
      Portland        18.6 %               Basin Electric            7.0 %


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      (b) Each Project User shall have a project share ("Project Share") equal to the sum of the percentages of undivided interest in the Project:

            (i)   owned by (and not eased to another Person) such Project User;
                  and

            (ii)  leased by an Owner to such Project User.

if a Project Share is reduced or added to pursuant to this Agreement, the Owner's percentage undivided interest corresponding to such Project Share shall also be reduced or added to, as the case may be, to the same extent.

      (c) Each Project User shall be entitled to schedule and take an amount of generation up to but not to exceed its Project Share of the Net Generating Capability; provided that an Owner which becomes a Project User shall not be entitled to schedule and take generation with respect to its ownership interest in the Project until it has assumed in writing all the duties and obligations of a Project User with respect to such interest under the Project Agreements.

      (d) All of the respective covenants and agreements of each Owner and each Project User set forth and contained in the Project Agreements are incorporated herein by reference and shall bind and shall be and become the respective obligations of each Owner and each Project User and their respective successors and assigns.

      (e) Each Owner and each Project User shall promptly take all action (including, but not limited to, obtaining all requisite authorizations) necessary for participation by such Owner or Project User in the ownership, construction, operation and maintenance of the Project. Each Owner and Project User shall promptly take such action (including, but not limited to, the execution, acknowledgment, delivery and recordation of instruments of conveyance and for release of security interests) as may reasonably be requested by any other Owner or Project User to effect, evidence or vest each Owner's or Project User's respective interests in the Project.

      (f) Each Project User may at any time assign one or more representatives to the Project. Such representatives shall remain the employees of their respective employers and may keep their employers advised concerning matters involving the Project. The salary and related costs of the representatives shall be an expense of each respective employer. Operator shall not direct the work of or in any fashion utilize such representatives to supervise or to perform services. Operator shall have no authority to discharge such representatives but may for good cause require the Project User to transfer its representatives from the Project.


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      (g) Each of the Owners and Project Users shall have the right at all reasonable times to inspect the Project and all Project records. The Operator shall provide access and safe and sufficient equipment and facilities required for such inspection.

3. Operator

      (a) The Owners and Project Users hereby appoint The Montana Power Company, and The Montana Power Company hereby accepts appointment, as the Operator of the Project ("Operator"). The Operator may be substituted or replaced by the Committee in accordance with Section 17(k), provided, that no substitution or replacement of an Operator shall become effective earlier than two (2) years from the date of such approval unless:

                  (i)   the existing Operator consents thereto; or

                  (ii) an arbitrator shall find that the Operator is in material breach of its obligations as Operator.

The Operator removed shall be entitled to recover from the Project an equitable amount to cover the cost impacts of such removal.

      (b) The Operator, as agent for and on behalf of the Owners and the Project Users, shall construct, operate and maintain the Project, hire all Project personnel, and pay all Costs of Construction and Costs of Operation, all in accordance with Prudent Utility Practice, the Project Agreements, guidelines established from time to time by the Committee, and any applicable laws, regulations, orders, permits and licenses, now or hereafter in effect, of any governmental authority having authority.

      (c) The Operator shall not assign, transfer or delegate, voluntarily or by operation of law, its responsibilities to any Person without the written approval of Committee members representing at least 50% of the total Project Shares (excluding the Project Share of the Operator). The Operator may resign as Operator upon the giving of two (2) years' notice to the Project Users. The Committee shall thereupon appoint a new Operator in accordance with Section 17(k).

      (d) In every instance where Operator is required by any of the Project Agreements to act as agent for and on behalf of the Owners and/or Project Users, or any of the Owners and/or Project Users, Operator is hereby granted and shall have the power to exercise authority to do everything necessary, proper and usual, in the ordinary course of business, for effecting the purpose of its agency, including, but not limited to, the power to enter into contracts with third parties for and on behalf of the Owners and/or Project Users, the power to make and receive payments, the power to initiate, compromise or settle claims with third parties, the power to act as agent in its own name, and the power to appoint subagents. The Operator shall exercise such agency power in


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

accordance with any guidelines established by the Committee. The grant of such agency powers to Operator shall remain in effect until the Project ends as described in Section 31.

      (e) The Operator shall maintain a force of able and efficient manpower and, as employer of the work force, Operator shall hire and fire personnel as necessary. The work force will be employed in the classifications necessary to construct, operate and maintain the Project. The Operator shall negotiate any contracts entered into with unions and set wage scales for nonunion personnel.

      (f) The Operator shall maintain a training program as necessary to assure the availability of qualified personnel for the Construction, operation and maintenance of the Project. If such training program utilizes facilities of Operator other than Project facilities, the costs of such use of facilities shall be allocated on an equitable basis to Project costs hereunder. Operator shall make such training program and reasonable use of Project facilities available to employees of the other Project Users for the purpose of training and the costs of such training shall be apportioned equitably between the Project and such other Project Users.

      (g) The Operator shall pay promptly all sums due employees or due any governmental or other agency on their behalf or on account of their employment and shall not permit any labor claims to become a lien against the property of the Owners or Project Users, other than claims that are being contested in good faith.

      (h) The Operator shall develop and maintain a safety program for protection of personnel and equipment. The Operator shall practice good housekeeping. Subject to the rights of the other Owners and Project Users to inspect the Project, the Operator shall control access to the Project.

      (i) The Operator shall develop and maintain a preventative maintenance program in accordance with guidelines established by the Committee.

4. Design, Engineering and Construction Management

      The Project Users shall retain a firm or firms, including a Project Architect-Engineer, recognized for knowledge, skill and experience on the design and construction of electrical generating facilities and related facilities, until the Committee determines that the services of any such firm or firms are no longer required or desirable.

5. Construction

      (a) Operator shall take whatever action is necessary or appropriate to seek and obtain all licenses, permits and other


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

rights and regulatory approvals necessary for the Construction, operation and maintenance of the Project, on behalf of itself and the other Owners and Project Users. However, the Owners and Project Users acknowledge that there is no assurance that such permits, licenses and approvals will be obtained.

      (b) Operator shall prosecute Construction in accordance with appropriate plans and specifications for the Project so as to complete Construction by a date to be established by the Committee. The Owners and Project Users acknowledge that there is no assurance that such Construction will be completed as scheduled.

      (c) All agreements, purchase contracts and orders heretofore entered into by Montana in its own name relating to Construction are hereby dedicated to the Project and ratified by the Owners and Project Users. Operator, with reasonable expedition for itself and as agent for the other Owners and Project Users, shall enter into additional contracts for such purpose as well as for operation and maintenance of the Project. The award of any contracts in connection with Construction, operation and maintenance of the Project shall be made by Operator in a manner designed to result in the least overall cost consistent with standards of high quality.

      (d) The Operator shall dispose of surplus Project property in accordance with the directions of the Committee. Proceeds from such disposal shall be distributed or allocated to the Owners in accordance with their respective percentage undivided ownership interests in such property.

       (e) The Project Users authorize and direct Operator to schedule deliveries in proportion to their Project Shares of appropriate quantities of coal to permit initial testing of Units #3 and #4 as each said unit becomes ready therefor. Operator shall appropriately record coal used for such purposes and furnish copies of such records to the other Project Users. Operator will schedule generation from testing to the Project Users according to their respective Project Shares.

6. Costs of Construction

      "Costs of Construction" are all costs allocable to Construction (excluding costs of coal and allowance for funds used during construction), after giving appropriate consideration to credits relating to such costs, including proceeds from dispositions of surplus property and interest received on sums of money deposited in the Construction Trust Account referred to in Section 8(a) hereof. Without limiting the generality of the foregoing, such costs shall include:

      (a) All costs of preliminary site investigation and development, land acquisition, architectural and engineering services, labor, materials, equipment, supplies, personnel training, testing, permits and licenses, legal services, Capital Additions and Elective Capital Additions;

      (b) Payroll, including related fringe benefits and payroll taxes, of direct full time Project employees;

      (c) Payroll of Operator's employees, other than those charged to its administrative and general expenses, and other than direct full time Project employees, on an actual time basis including related fringe benefits and payroll taxes;

      (d) Reasonable traveling expense including use of Operator's transportation equipment;

      (e) All costs of insurance obtained pursuant hereto applicable to Construction;

      (f) All costs relating to injury or damage (whether incurred by an Owner, Project User or any other person or entity) arising out of Construction (other than any claims released pursuant to Section 20) less proceeds of insurance maintained pursuant hereto or of insurance under any contract for Construction;

      (g) All federal, state and local taxes and payments in lieu of taxes legally required to be paid in connection with Construction, except any tax or payment in lieu of taxes assessed or charged directly against any individual Owner or Project User unless such tax or payment was assessed or charged to the individual Owner or Project User on behalf of the Project;

      (h) Administrative and general costs of Operator applicable to Construction determined in accordance with Exhibit "B" hereto; and

      (i) All costs of acquiring Common Facilities.

7. Construction Budget

      As soon as practical after the execution of this Agreement, Operator shall submit to the Project Users a budget setting forth an estimate of amounts expected to be expended for Costs of Construction and an estimate of Capital Retirements and related costs in each quarter hereafter to the completion of Construction, together with an estimated cash flow schedule for each of said quarters. By September 1 of each year, Operator shall submit to the Committee for approval an updated budget and cash flow schedule, supported by detail adequate for the purpose of comprehensive review, describing the items of Costs of Construction and Capital Retirements and the amounts expected to be expended therefor in each month during the next 12 months commencing the following January and in each quarter thereafter. Construction budget and cash flow schedules shall be changed by Operator from time to time


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

as necessary to reflect substantial changes in construction schedules, plans, specifications or costs and, when so changed, shall be submitted to the Committee for approval.

8. Construction Payments

      (a) Operator shall establish a separate trust account ("Construction Trust Account") in a bank located in the State of Montana and having qualifications meeting all requirements imposed upon depositories for any of the Owners or Project Users. Sums of money for Costs of Construction shall be deposited therein and Operator shall withdraw and apply funds therefrom only as necessary to pay Costs of Construction.

      (b) Upon execution of this Agreement, each Project User shall deposit (or cause deposit of) into the Construction Trust Account its Project Share of a working fund of $50,000. Operator shall periodically notify each Project User a reasonable period of time in advance, as determined from time to time by the Committee, or in the event of an emergency as soon as practicable, of expenditures for Costs of Construction. Whether or not such expenditures are provided for in the budget, each Project User shall deposit (or cause deposit of) its Project Share of such expenditures in the Construction Trust Account in funds immediately available on the dates specified in the notification.

      (c) At the time of execution of this Agreement or promptly thereafter, each Project User shall have paid (or caused payment of) its Project Share of the accumulated Costs of Construction paid prior to the date of such execution, plus the cost of interest thereon.

      (d) The Construction Trust Account may from time to time be closed or later reopened upon unanimous action of the Committee.

      (e) Any cost or expense required to be incurred solely as a result of a Project User's lease or financing of its Project Share shall be borne by such Project User.

9. Costs of Operation

      Costs of Operation means all expenses incurred in or relating to the operation and maintenance of the Project, except coal fuel, including but not limited to:

      (a) Payroll, including related fringe benefits and payroll taxes, of direct full time Project employees;

      (b) Payroll of Operator's employees, other than those charged to its administrative and general expenses, and other than direct full time Project employees, on an actual time basis including related fringe benefits and payroll taxes;


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

      (c) Materials and supplies including related purchasing and handling costs;

      (d) Reasonable traveling expense including use of Operator's transportation equipment;

      (e) Start-up and flame stabilization fuel costs;

      (f) Purchased power costs;

      (g) All costs of insurance obtained pursuant hereto applicable to operation or maintenance;

      (h) All costs relating to injury or damage (whether incurred by an Owner, Project User, or any other person or entity) arising out of operation or maintenance of the Project (other than any claims released pursuant to Section
20) less proceeds of insurance maintained pursuant hereto or of insurance under any contract relating to operation or maintenance of the Project;

      (i) All federal, state and local taxes and payments in lieu of taxes legally required to be paid in connection with ownership, operation, or maintenance of the Project, except any tax or payment in lieu of taxes assessed or charged directly against any individual Owner or Project User unless such tax or payment was assessed or charged to the individual Owner or Project User on behalf of the Project; and

      (j) Administrative and general costs of Operator applicable to Project operation and maintenance as determined in accordance with Exhibit "B" hereto.

      However, any cost or expense required to be incurred solely as a result of a Project User's lease or financing of its Project Share shall be borne by such Project User.

10. Operating Budget

      (a) On or before September 1 of each year, the Operator shall submit to the Committee a budget of its estimate of Costs of Operation by calendar months for the operating year beginning January 1 next following. Such budget shall be subject to approval by the Committee which approval shall not unreasonably be withheld. The Committee shall approve such budget or a revised budget on or before November 1 in any such year. The budget will list the work force and expense therefor, materials, supplies, and other expenses associated with the normal maintenance program. Extraordinary items of maintenance will be detailed to set forth the cost of labor required beyond that available from the regular force and other expense which will be incurred. The operator will submit budget revisions as may become necessary from time to time during any operating year which the Committee shall promptly consider and which shall similarly be subject to approval by the Committee. The budget will guide expenditures for operating and maintenance purposes through the ensuing year, except as may be required in an emergency.

      (b) In the event of emergency, forced outages, reductions in Net Generating Capability, or instances of unforeseen maintenance restricting production below that required by the Project Users when repairs could be effected more rapidly by expenditure of overtime and other expediting costs, the Project Users will be individually notified. Unless authorized by the Committee as Costs of Construction or Costs of Operation, Project Users desiring accelerated repairs will share pro rata, according to their respective Project Shares, the expediting costs expended to return the Project to the required operating level at an earlier date.

      (c) The Owners and Project Users recognize that it will be necessary for continued operation of the Project, or to maintain the Project in operable condition, that the Operator be in a position to meet commitments for payroll, repairs and replacements, materials and supplies, services and other expenses of a continuing nature in order that it may fulfill its obligations to the Owners and Project Users as Operator under this Agreement. Accordingly, notwithstanding any of the provisions of this Section 10, the Operator, on behalf of the Owners and Project Users, may make all expenditures in the normal course of business or in an emergency, all as the same are necessary for the proper and safe operation and maintenance of the Project. As soon as practicable after the making of any such expenditures, the Operator shall make a full report thereof to the Committee. The Operator shall take any action required by a final and binding order of any public authority having jurisdiction or in any emergency for the safety of the Project.

11. Operation and Maintenance Payments

      (a) At such time as the Committee shall determine, Operator shall establish a separate trust account ("Operation Trust Account") in a bank located in the State of Montana and having qualifications meeting all requirements imposed upon depositories for any of the Owners and Project Users. Sums of money for Costs of Operation shall be deposited therein and the Operator shall withdraw and apply funds therefrom only as necessary to pay Costs of Operation.

      (b) Upon establishment of the Operation Trust Account, each Project User shall deposit (or cause deposit of) into the Operation Trust Account its Project Share of a working fund in an amount established by the Committee as sufficient for the continuing operation of the Project. The Operator shall periodically notify each Project User a reasonable period of time in advance, as determined from time to time by the Committee, or in the event of an emergency as soon as practicable, of expenditures for Costs of Operation. Whether or not such expenditures are provided for in the budget, each Project User shall deposit (or cause deposit

of) its Project Share of such expenditures in the Operation Trust Account in funds immediately available on the dates specified in the notification.

      (c) The Operation Trust Account may from time to time be combined with the Construction Trust Account established pursuant to Section 8(a) of this Agreement as determined by unanimous action of the Committee.

12. Coal Fuel

      (a) Each Project User agrees to order an amount of coal sufficient to generate the minimum energy required by Section 13(d) of this Agreement and to timely provide the Operator with its coal delivery schedules to be furnished to the Coal Supplier under Section 3 of the Coal Agreement. The Project Users authorize the Operator to execute and deliver appropriate purchase orders to the Coal Supplier for said amounts to be delivered. Subject to the foregoing and as more specifically set forth hereinafter, the Operator shall timely schedule coal supplies necessary to meet the generating requirements of the Project Users pursuant to Section 13 of this Agreement and to meet the Project Users' respective coal storage requirements.

      (b) Each Project User shall have the right to use the coal storage area in the same proportion as its Project Share. During any time any portion of such coal storage area is not being used by a Project User entitled to such use, it may be temporarily used without charge by another Project User; provided, that such temporary use shall not interfere with any Project User's right to schedule coal into its portion of the coal storage area; and that if sufficient storage is not available to accommodate the coal scheduled into storage, the Project User temporarily using the area shall make such arrangements as are necessary in order to avoid any such interference. If any Project User suffers an economic loss in the form of increased coal costs or penalties assessed by the Coal Supplier because of the other Project User's temporary use of storage in excess of its share, the Project User suffering such loss shall be made whole by the Project User causing such loss.

      (c) The Project Users shall cooperate in the scheduling of coal from the Coal Supplier and scheduling of coal in and out of storage in order to minimize rehandling.

      (d) At least annually, the Operator shall survey the coal in storage and determine its tonnage. If the coal in storage, as determined by such survey, is greater or less than the tonnage shown in the records maintained by the Operator, the tonnage in such records for each Project User will be increased or decreased, as the case may be, pro rata to the average of the daily balances of coal in storage determined from received and consumed tonnages for each Project User during the period since the last survey, or by such other method as may be determined upon by the Committee. If such adjustment results in any Project User having a negative coal balance, such Project User shall make arrangements to eliminate its negative position as soon as reasonably possible.

      (e) If casualty or other forces cause a sudden or rapid loss of coal in coal storage, such loss shall be estimated or surveyed, as may be appropriate in the circumstances, and shared by the Project Users pro rata, based upon the tonnage of coal of each in storage immediately preceding the loss, as shown in the records.

      (f) Operator shall, pursuant to the procedures established by the Committee, prepare a "Distribution Notice" to be provided to the Coal Supplier pursuant to subsection 7.2 of the Coal Agreement. The Committee shall prescribe a procedure for equitably allocating to each Project User the tonnage of coal consumed in each twenty-four (24) hour period.

      (g) Complete records shall be kept by Operator as prescribed by the Committee, including tons of coal consumed, the Btu content thereof, the amounts allocated to the respective Project Users, the tonnage in and out of storage, the tonnage each Project User has in storage and the remaining storage capacity available.

      (h) Annually the Operator shall compute price adjustments for Btu content of coal pursuant to Section 8 of the Coal Agreement and furnish notification thereof to each Project User and to Coal Supplier.

      (i) Each Project User shall pay before delinquency its Project Share of the Fixed Charge payable under Section 7 of the Coal Agreement. Each Project User shall pay before delinquency the Commodity Charge payable under Section 7 of the Coal Agreement for coal ordered by such Project User. Any additional payments to or credits from the Coal Supplier (e.g. under subsection 7.5, 7.8 or 8.3 of the Coal Agreement) shall be equitably allocated among the Project Users taking into account all pertinent factors. Such factors may include, but are not necessarily limited to, the amounts of coal ordered by each Project User, the amounts of coal delivered under subsection 4.1 of the Coal Agreement for use in a generating plant other than the Project, the amount by which each Project User's orders for coal exceed or are less than such Project User's Project Share of the minimum annual tonnage under subsection 7.8 of the Coal Agreement, any release under subsection 7.8(d) of the Coal Agreement of all or any portion of a Project User's contracted minimum tonnage of coal, sales of coal to third parties and force majeure under Section 10 of the Coal Agreement.

13. Scheduling of Power and Energy

      (a) Each Project User shall furnish its generation schedule to the Operator in accordance with the procedures hereinafter set forth and except as provided in Section 2(c) shall be entitled to schedule and take an amount of generation up to but not to exceed its Project Share of the Project's Net Generating Capability. Subject to the terms, covenants, and conditions contained in the Project Agreements, the Operator will operate the Project in accordance with such generation schedules.

      (b) Before 4:00 p.m. Mountain Time of each day, the Project Users shall make available to Operator the hourly schedules of desired generation for the following day or days. Changes in such scheduled generation may thereafter be made at any time by a Project User.

      (c) No Project User shall schedule a rate of change of its share of output greater than such Project User's Project Share of a rate of change which is within the ability of the Project to perform; provided, however, that if any Project User schedules a rate of change of output less than its Project Share of such Project ability, the other Project Users may schedule a rate of change of output greater than their Project Share of such Project ability, subject to meeting a total rate of change of output which is within the ability of the Project to perform.

      (d) Each Project User's schedule of generation shall not be less at any time than such Project User's Project Share of the minimum operating capability of the Project unless all Project Users agree on a shutdown of the Project; provided, however, that if at times one or more Project User schedules more than their Project Share of the minimum operating capability, the Project Users that have scheduled their Project Share of the minimum operating capability may reduce their schedules during such times subject to meeting the minimum operating capability requirements of the Project. Such reduction shall be pro rata to the Project Shares of the Project Users desiring such adjustment or as otherwise agreed by such Project Users.

      (e) The Committee shall, as soon as necessary information is available, establish guidelines for determination of minimum operating capability for each unit of the Project, normal rate of change of generation, and Net Generating Capability.

      (f) The Operator shall hold deviations from schedule to a minimum. Unless otherwise agreed among the Project Users, actual generation in any hour shall be apportioned among the respective Project Users in proportion to the generation schedules of the respective Project Users; provided, however, that no Project User shall be entitled to receive deliveries of energy in excess of its Project Share of the Net Generating Capability.

      (g) When the actual Net Generating Capability of the Project during any particular hour is for any reason reduced from its anticipated capability, the amount of energy available to each Project User, except as may otherwise mutually be agreed, shall be equal to such Project User's Project Share of reduced Net Generating Capability and the schedule for each Project User, which had more energy scheduled than is available for such Project User, shall be appropriately reduced for such hour. The Operator shall promptly notify each Project User of the new Net Generating Capability or of any change in operating limits, and the respective Project Users shall thereupon make any necessary changes in their respective generation schedules to conform such schedules to any limitation thereof.

      (h) At any time that neither Unit is operating, each Project User shall supply to Operator such Project User's Project Share of power to provide station service.

14. Scheduling of Outages

      (a) The Operator shall schedule outages for major maintenance as required by the manufacturers' applicable conditions of sale and delivery of the affected facilities and equipment or as the manufacturer may advise from time to time, unless otherwise directed by the Committee.

      (b) The Operator shall schedule all unit outages for inspection and routine maintenance at such time as shall be directed by the Committee, provided, however, that any outages required by governmental agencies having jurisdiction or outages to avoid hazard to the Project or to any person or property shall be scheduled by the Operator as required.

15. Accounting and Reports

      (a) Operator shall keep up-to-date Project books and records of Project financial transactions and other arrangements in carrying out the terms of this Agreement. Such books and records shall contain information supporting the allocation of Operator's administrative and general costs associated with the Project. Such books and records shall be retained by Operator for such period as is required by the rules and regulations of the Federal Energy Regulatory Commission or such longer period determined by the Committee and shall be made available for inspection and audit by each of the Owners and Project Users at any reasonable time.

      (b) Any contract with any consultant or contractor of Operator providing for reimbursement of costs or expenses of any kind shall require the keeping and maintenance of books, records, documents and other evidence pertaining to the costs and expenses incurred or claimed under such contract to the extent, and in such detail, as will properly reflect all costs related to this Agreement and shall require such books, records, documents and evidence to be made available to each of the Owners and Project Users at all reasonable times for review and audit. Each of the Owners and Project Users shall have the right to examine and copy all plans, specifications, bids and contracts relating to the Project provided that proprietary information subject to confidentiality agreements shall only be disclosed in accordance with the terms of such agreements.

      (c) All accounts shall be kept so as to permit conversion to the system of accounts prescribed for electric utilities by the Federal Energy Regulatory Commission, but the manner in which accounts are kept pursuant to this Agreement is not intended to be determinative of the manner in which they are treated in the books of account of the Owners or Project Users.

      (d) Operator shall cause all books and records to be audited annually by independent Certified Public Accountants of national reputation acceptable to all the Project Users. Copies of such audits shall be supplied to each Owner and Project User. The cost of such periodic audits shall be a Project cost. Any Owner or Project User may request a more frequent audit, but in that case the requesting Owner or Project User shall pay the costs of such audit.

      (e) Operator shall furnish to each Project User monthly statements of Costs of Construction and Costs of Operation and monthly construction progress, operation and maintenance reports in accordance with guidelines established by the Committee. The Operator shall also furnish to each Owner and Project User such other reports as may from time to time reasonably be requested by such Owner or Project User. At the request of an Owner or Project User, Operator shall provide certificates signed by a responsible officer of Operator or an individual designated by him for such signature setting forth the status of Costs of Construction and application of funds. The certificate shall be in such form and contain such information as is reasonably requested by such Owner or Project User.

      (f) At the request of any Owner or Project User, the Owners and Project Users shall elect to exclude from the provisions of Subchapter K of the Internal Revenue Code any organization which they may be deemed to comprise by virtue of the Project, the Transmission System, the Common Facilities, any of the Project Agreements, or any combination thereof.

16. Insurance

      (a) The Operator shall procure at the earliest practicable time and thereafter maintain in effect at all times hereinafter provided, to the extent available at reasonable cost and in accordance with standards prevailing in the utility industry for projects of similar size and nature, adequate insurance coverage of the Project with responsible insurers, with each Owner and Project User as a named assured and with losses payable to the respective Owners and Project Users for their benefit as their respective interests may appear, to protect and insure against: worker's compensation and employer's liability, public liability for bodily injury and property damage, all risks of physical damage to property or equipment, including transportation and installation perils, and such other insurance as the Committee deems necessary, with reasonable limits and subject to appropriate exclusions, and deductibles. Self-insurance under the State of Montana's workers' compensation laws may be substituted for the referenced workers' compensation and employer's liability insurance and the Project Users agree to cooperate to establish a procedure whereby the cost of such self-insurance shall be levelized over a three (3) to five (5) year period.

      (b) Each Owner and Project User shall ensure that each of its policies of insurance that may be applicable to any calms arising in connection with the Project shall provide a waiver of the insurer's rights of subrogation against, or name as additional assureds, all the other Owners and Project Users and their respective agents and employees. To the extent permitted by its insurance policies, each Owner and Project User waives any rights of subrogation against all the other Owners and Project Users, their agents and employees, for losses, costs, damages, or expenses arising out of the Construction, operation, maintenance, reconstruction or repair of the Project.

      (c) Copies of all policies of insurance procured pursuant to Section 16(a) shall be provided to each Owner and each Project User. Upon request of an Owner or Project User, any Owner or Project User will provide copies of policies of insurance described in Section 16(b). Operator shall notify the Owners and Project Users of the assertion of any claim in excess of $500,000 against the Project immediately upon assertion of the same, or of the occurrence of an event likely to result in the assertion of such a claim. All claims for lesser amounts shall be reported annually by Operator to the Owners and Project Users. The insurance program, policies and coverages shall be reviewed annually by the Committee.

17. Project Committee

      (a) There is hereby established a Committee to facilitate effective cooperation, interchange of information and efficient management of the Project, on a prompt and orderly basis. The Committee shall be composed of not more than six (6) members. Each party (or its successors and assigns acting collectively) shall appoint one (1) Committee member. For purposes of this Section 17(a), Puget shall be one party and Montana shall be one party. Each Committee member shall have the right to vote the Project Share of the party (or its successors and assigns) that appointed such member. A member shall vote the entire Project Share represented by such member as a unit.

      (b) Upon execution of this Agreement, each party shall notify all of the other parties of the Committee member initially appointed by it. Any party (or its successors and assigns acting collectively) may change its appointment by giving written notice of the change to all of the Project Users. Any party (or its successors and assigns acting collectively) may appoint an alternate or alternates to serve on the Committee in the absence of the regular Committee member or to act on specified occasions or with respect to specified occasions or with respect to specified matters. Any reference herein to "Committee member" includes the member's alternate in the absence of the member.

      (c) The Committee shall meet regularly, but not less often than once in each calendar quarter, as may be agreed upon, and at such other times as requested by any Committee member upon three days' written notice. Meetings of the Committee may be held or members thereof may participate in a meeting of such Committee by means of conference telephones or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephones or similar communications equipment shall constitute presence in person at the meeting. The Committee may appoint such subcommittees as it deems necessary or appropriate and by unanimous action, may delegate approval authority to such subcommittees. Operator shall prepare written minutes of all meetings and distribute them to each Committee member within a reasonable time after each meeting. Unless otherwise mutually agreed, Operator's member shall act as Chairman of the Committee.

      (d) Any action which may be taken at a meeting of the Committee may be taken without a meeting if all Committee members consent in writing. The Committee may, by unanimous action, adopt written procedures for review and approval of matters requiring Committee approval, which procedures may include, but are not limited to, modifying of maximum allowable times for approval, waiver of portions of information required, and advance approvals.

      (e) Operator shall use its best efforts to keep all members of the Committee informed of all significant matters with respect to Construction, operation and maintenance of the Project (including, without limitation, plans, specifications, engineering studies, environmental reports, budgets, estimates and schedules) and, when practicable, in time for members to comment thereon before decisions are made, and shall confer with the Committee, or separately with members thereof, during the development of any of Operator's proposals regarding such matters when practicable to do so. Upon request of any Committee member, Operator shall furnish or make available, with reasonable promptness and at reasonable times, any and all other information relating to Construction, operation and maintenance of the Project.

      (f) Operator shall submit each of the matters listed below to the Committee for approval, which approval must be by a vote of Operator's Committee member, plus at least two other Committee members so that the Committee members voting for approval represent at least 55% of the total Project Shares:

            (i) Any proposal made by two Committee members appointed by Project Users other than Operator except as provided in Sections 17(j) and 17(k);

            (ii) Construction and operating budgets and changes therein except as provided in Section 17(j);

            (iii) Any changes in the working fund in the Construction Trust Account or Operation Trust Account, except as provided in Sections 8(d) and 11(c);

            (iv) Award of any contract, approval of any change order, or payment of any controverted claim, in excess of $500,000;

            (v)    Insurance coverage, including limits and choice of insurers;

            (vi) Estimate of cost of repair or damage to the Project if in excess of $2,000,000, recommendation whether to repair in whole or in part or to remove from service, and construction budget for repair of Project.

            (vii) Disposition of surplus property having a value of such minimum amount as is established by the Committee;

            (viii) Settlement of third party claims against the Project in excess of $500,000;

            (ix) Any proposal by Operator to issue a purchase order to or contract with any other Project User for facilities, goods, services, or other items to be provided to the Project;

            (x) The establishment of the estimated date of the commencement of operation of each unit for purposes of Sections 3.2 and
                   3.5 of the Coal Agreement; and

            (xi) Any other action required to be taken by the Committee pursuant to this Agreement for which a procedure or voting percentage for reaching approval is not otherwise specifically provided.

      (g) All proposals of Operator relating to any matters regarding the Construction, operation and maintenance of the Project submitted to the Committee under any provisions of the Project Agreements shall include itemized cost estimates and other detail sufficient to support a comprehensive review. Upon request, Operator shall furnish or make available all supporting reports, analyses, recommendations or other documents pertaining thereto. Operator shall prepare and furnish such documents to each Project User as may be required by any regulatory authority to be maintained by such Project User.

      (h) If any matter submitted to the Committee under section 17(f) above is not approved by a vote within 10 days after the original submission to the Committee, or within such longer time as the Committee may decide upon unanimously, then each member or the Committee who declines to vote approval shall, upon demand of Operator or any Committee member voting for approval of the matter, specify in a written statement his reasons for declining approval, and shall also state therein what alternative, if any, is acceptable to him. Such statement shall be submitted to the other Committee members within 10 days after expiration of the later of (i) the member's receipt of a demand for a written statement of his reasons for declining approval or (ii) such longer period as the Committee may decide upon unanimously. Each member who has not submitted such written statement within the time provided in the preceding sentence shall be deemed to have approved the matter as submitted by Operator. Immediately after receipt of such statements from Committee members representing at least 45% of the total Project Shares, Operator may refer the disputed matter to arbitration pursuant to Section 18 of this Agreement. If Operator elects not to do so and does not submit an alternative proposal, Committee members representing at least 45% of the total Project Shares may refer such matter to arbitration pursuant to Section 18.

      (i) Two Committee members appointed by Project Users other than Operator may submit to the Committee any proposal which conforms with the requirements imposed on Operator under Section 17(g) by serving a copy of such proposal on all other Committee members. Within 15 days after receipt of such proposal, Operator shall submit one or more written alternative proposals. Such an alternative proposal may be that the Project continue to be constructed, operated or maintained in the manner previously planned. The Committee shall meet with reasonable promptness and vote on such proposals. If the Committee approves in accordance with this section any of Operator's proposals, the proposal of the other Committee members shall be dismissed and Operator shall implement its approved proposal. If the Committee does not approve any of Operator's proposals, as they may be amended, the Committee shall vote on the proposal or proposals of the other Committee members and if the Committee approves in accordance with this section any such proposal, Operator shall proceed with the approved proposal. If the Committee does not approve any of the proposals submitted, it shall require submission of further proposals or it shall dismiss all proposals. If the Committee does not require further proposals or dismisses all proposals, the Committee member appointed by Operator or the Committee members submitting any such proposal, as the case may be, may submit its proposal to arbitration within 15 days after the Committee vote. The arbitrator shall then consider Operator's proposal and determine if its proposal is in accordance with Prudent Utility Practice. If the arbitrator so determines, Operator shall proceed accordingly and the proposal of the other Committee members shall be dismissed. If the arbitrator determines Operator's proposal is not in accordance with Prudent Utility Practice, he shall then consider the proposal of such other Committee members and determine if such proposal of such other Committee members is in accordance with Prudent Utility Practice. If the arbitrator determines such proposal is in accordance with Prudent Utility Practice, Operator shall proceed with the proposal. If the arbitrator determines that none of the proposals conform with Prudent Utility Practice, he shall dismiss all proposals and terminate the arbitration.

      (j) Proposals for Elective Capital Additions in excess of $25,000 shall require approval of Committee members representing at least 85% of the total Project Shares.

      (k) Proposals for the substitution or replacement of the Operator shall require approval of Committee members representing at least 65% of the total Project Shares.

      (l) The Committee is the successor to the group known as the Steering Committee, and by execution of this Agreement, each Owner and Project User ratifies, confirms and adopts all prior actions of said Steering Committee.

      (m) Any of the specific dollar limitations contained in subsections (iv),
(vi) and (viii) of Section 17(f) and in Section 17(j) may be changed from time to time with approval of Committee members representing at least 85% of the total Project Shares.

18. Arbitration

      Any controversies arising out of or relating to this Agreement which cannot be resolved through negotiations among the Project Users within thirty
(30) days after inception of the matter in dispute shall, upon demand of any Project User involved in the controversy, be submitted to an Arbitrator having demonstrated expertise in the matter submitted. If the Project Users cannot mutually agree upon such Arbitrator, then upon petition of any Project User, such Arbitrator shall be appointed by the Superior Court of the State of Washington, in and for the County of Spokane. The arbitration shall be conducted in Spokane, Washington, pursuant to the Washington Arbitration Act, RCW Chapter
7.04 as the same may be amended from time to time. The Arbitrator shall render his decision in writing not later than thirty (30) days after the matter has been submitted to him, and such decision shall be conclusive and binding upon the Project Users. The costs incurred by any arbitration proceedings shall be charged to Costs of Construction or Costs of Operation, whichever may be appropriate, provided that each party shall bear its own attorney's fees and costs of witnesses.

19. Damage to the Project

      (a) If the Project suffers damage to the extent that the estimate of the cost of repair is less than 20% of the then-depreciated value of the Project, and if the Project Users do not unanimously agree that the Project shall be ended pursuant to Section 31, operator shall promptly submit a budget for the cost of repair of the Project and upon the Committee's approval of a budget, the Operator shall proceed to repair the Project.

      (b) If the Project suffers damage to the extent that the estimate of the cost of repair exceeds 20% of the then-depreciated value of the Project, and if the Project Users do not unanimously agree that the Project shall be ended pursuant to Section 31, Operator shall determine the estimated fair market value of the Project if it were then terminated without repair and the estimated total cost of repair and shall promptly submit to the Committee its recommendation as to whether the Project should be repaired in whole or in part, and if not repaired in whole, what portions of the Project should be withdrawn from further service, removed from the Project and sold as salvage pursuant to Section 31. If Operator's recommendation to repair the Project is approved by the Committee, then Operator shall prepare a budget for the cost of repair and shall submit its recommendations together with its budget to the Committee.

            (i) Upon unanimous approval by the Committee of the recommendation and a budget, Operator shall proceed to repair the Project and each Project User shall pay (or cause to be paid) its Project Share of the cost of repair. If Operator's recommendation is to remove part or all of the Project from further service, then upon unanimous approval of the recommendation, the portion of the Project being removed from service shall be sold as salvage.

            (ii) In the event that one or more Project Users, but not all Project Users, desire that the Project be repaired, then each such Project User shall promptly give notice in writing to the other Project Users. If any Project User has given such notice, the Project Share of each Project User which has not given notice within 60 days after the giving of the initial notice shall be reduced at the time repairs commence to the extent determined by the following formula:

                         S(r) = S(o) [V]/[V + C]

                  where

                  V    = Fair Market Value of the Project if it were to be
                         terminated without repair as unanimously agreed by the Committee or determined by arbitration
                  C    = Estimated expenditures for repair
                  S(o) = Project Share prior to loss
                  S(r) = Reduced Project Share

At the same time, the amount of such reduction shall be added to the Project Shares of the Project Users giving such notice in the proportion that their respective Project Share bears to the total of the Project Shares of all Project Users giving such notice. Each of the Project Users shall pay or cause to be paid that part of the total cost of repair in the proportion that its Project Share bears to the total of the Project Shares of all Project Users giving such notice. Upon completion of repair, a second adjustment of the Project Share of each Project User will be made by substituting the actual expenditures for repair for the estimated expenditures in the above formula and adjusting the Project Share of each Project User to compensate for any increase or reduction of Project Share.

      (c) Solely for the purposes of this Section 19, the depreciated value of the Project at any time shall be based on the original Costs of Construction of the Project (excluding allowance for funds used during construction), including additions and less retirements, depreciated on a straight-line basis using a composite life of 35 years.

20. Liabilities

      Each of the Owners and Project Users releases all other Owners and Project Users and their respective directors, officers, employees and agents, from any consequential damages (including, but not limited to, any loss of use, revenue or profit and any replacement power costs except as otherwise provided by
Section 6(d) of the Transmission Agreement) arising out of the Construction or the operation, maintenance, or repair of the Project.

21. Default

      (a) Upon failure of a Project User to make or cause to be made any payment when due, or to perform or cause to be performed any other obligation to be performed by it pursuant to the terms, covenants and conditions contained in the Project Agreements, any other Project User may make written demand upon said Project User for such payment or performance. Any Project User making such a demand shall concurrently deliver copies of the demand to all other Project Users and Owners.

      (b) If the failure of a Project User is to make a payment when due and such failure is not cured within five (5) days from the date of a demand made pursuant to Section 21(a), it shall constitute a default at the expiration of such period.

      (c) If the failure of a Project User is to perform any obligation contained in the Project Agreements other than to make payments when due and such failure is not cured within 30 days from the date of a demand made pursuant to Section 21(a) or, if it could not be cured within said 30 days, within a reasonable period after the date of such demand, it shall constitute a default at the expiration of such period.

      (d) If a Project User shall dispute a default asserted against it, then such Project User shall timely make or cause to be made payment of any sums in dispute or perform the obligation in dispute but may do so under protest. Such protest shall be in writing, shall specify the reasons upon which the protest is based and copies thereof shall be mailed to the other Project Users and Owners. Upon resolution of such dispute, the payments advanced or made between Project Users, as in this paragraph provided, shall be adjusted appropriately.

      (e) All disputes referred to in subsection (d) above shall be submitted to arbitration pursuant to Section 18 to determine the extent, if any, of the obligation of the Project User disputing such default. If payment or performance is timely made under protest, an act of default shall not be deemed to have occurred.

      (f) In the event that a Project User is in default because of failure to make payments when due, then the following shall occur during the period such Project User is in default unless the nondefaulting Project Users elect otherwise in writing:

            (i) The defaulting Project User shall have no right to schedule or receive its Project Share of the output of the Project;

            (ii) The defaulting Project User's Project Share of the output of the Project shall be deemed to be assigned to the Operator on behalf of the nondefaulting Project Users during the period of default. The Operator shall be authorized to order coal, schedule generation and otherwise operate the Project for the account of the defaulting Project User and to sell and transmit the Project User's Project Share of the output and apply the proceeds thereof to the amounts owed by the defaulting Project User pursuant to the Project Agreements.

In the event of a default, the nondefaulting Project Users are authorized to execute, deliver and file on behalf of all Project Users, such notices, demands, agreements, consents, financing statements, applications and other documents as are necessary or appropriate to implement the provisions of this subsection to the full extent legally possible; provided that, if the default is cured, the nondefaulting Project Users shall take such reasonable action as may be requested by the Person curing such default to reflect the fact that such default has been cured. In the event that any of the provisions of this subsection are waived by nondefaulting Project Users or are held to be unenforceable by competent authority, then the remaining provisions shall be severable and in full force and effect.

      (g) Payments not made when due may be advanced by other Project Users and, if so advanced, shall bear interest until paid at the rate of 2% per month or the highest lawful rate, whichever is lower.

      (h) In addition to the rights granted in this Section 21, any nondefaulting Project User may take any action, at law or in equity, including an action for specific performance, to enforce this Agreement and to recover for any loss, damage or payment advances, including attorneys' fees in all trial and appellate courts and collection costs incurred by reason of such default.

      (i) Subsection (f) shall not create an encumbrance prior to the lien of any existing mortgage, loan or credit agreement of each Project User except to the extent permitted thereunder.

      (j) Each act or omission to act which becomes an act of default hereunder shall be treated as a separate act of default under this Section 21.

22. Uncontrollable Forces

      No Project User shall be considered to be in default in the performance of any of its obligations hereunder, other than obligations of such Project User to pay costs and expenses, if failure of performance shall be due to uncontrollable forces. The term "uncontrollable forces" shall mean any cause beyond the control of the Project User failing to perform, and which, by the exercise of reasonable diligence, such Project User is unable to overcome, and shall include but not be limited to an act of God, fire, flood, explosion, strikes, labor disputes, labor or materials shortages, sabotage, an act of the public enemy, civil or military authority, including court orders, injunctions, and orders of government agencies with proper jurisdiction prohibiting acts necessary to performance hereunder or permitting any such act only subject to unreasonable conditions, insurrection or riot, an act of the elements, failure of equipment, inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers or failure of any governmental agency to timely act. Nothing contained herein shall be construed so as to require a Project User to settle any strike or labor dispute in which it may be involved. Any party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch.

23. Wavier of Right to Partition

      So long as the Project or any part thereof as originally constructed, reconstructed or added to is used or useful for the generation of electric power and energy, or to the end of the period permitted by applicable law, whichever first occurs, the

Owners waive their right to partition whether by partition in kind or sale and division of the proceeds thereof, and agree that they will not resort to any action at law or in equity to partition and further waive the benefit of all laws that may now or hereafter authorize such partition of the properties comprising the Project. It is agreed this covenant shall be deemed to run with the land. All instruments of conveyance which effect, evidence or vest each Owner's or Project User's respective ownership interest in the Project shall contain this waiver of right to partition.

24. Transfers and Assignments

      All or any part of the interest of each Owner and Project User in the Project or any part thereof, and all or any part of the rights set forth in the Project Agreements which relate to such interest, may be transferred and assigned as follows, but not otherwise:

      (a) To any mortgagee, trustee or other secured party, as security for bonds or other indebtedness of such Owner or Project User, present or future, and such secured party may transfer or assign the interest given as security pursuant to, or in lieu of, a foreclosure of the lien (or the exercise of power of sale) held by such secured party, provided that the transferee or assignee assumes all of the duties and obligations of the Owner or Project User making the transfer or assignment under the Project Agreements which relate to the interest being transferred or assigned;

      (b) To any financial institution acting as lessor with respect to such interest under a lease with the Owner or Project User making the transfer or assignment, provided that the lessor/Owner shall not transfer or assign the interest transferred or assigned to it (other than to its lessee):

            (i) unless and until it has first offered to sell the portions of such interest specified below to the Project Users other than the Project User to which such interest was leased at a price equal to the fair market value of such portions; and

            (ii) unless (A) simultaneously the lessor/Owner's interest or part thereof in all other Project Agreements in which it has rights is similarly transferred or assigned to the same Person or Persons, and (B) such Person or Persons or a Person or Persons to which such interest is leased shall have assumed in writing all the duties and obligations of the Project User in possession under such lease immediately prior to the expiration or termination thereof under this Agreement and all other Project Agreements.

The portion of such interest to be offered to each Project User pursuant to this subsection (b) shall be equal to the proportionate interest of such Project User in the Project after excluding the interest being offered. The initial offer shall be kept open for a period of 90 days. If, at the end of such 90-day period, any Project User shall have failed to accept such offer, the proportionate interest offered to such Project User shall be offered on a proportionate basis to the other Project Users, who shall have a further period of 7 days to accept the same. The process referred to in the immediately preceding sentence shall be repeated until all Project Users then being offered an interest shall have failed to accept such offer. To the extent that a lessor/Owner has complied with the foregoing provisions of this subsection (b), it shall be permitted to transfer and assign its interest in the Project, or any part thereof, and the Project Agreements in which it has rights to any Person notwithstanding any other provision of this Section 24 and, to the extent such transfer and assignment is to a financial institution acting as lessor under a lease with a Person in the electric utility business, subsequent transfers and assignments by such financial institution shall be governed by the provisions of this subsection (b) and not by any other subsection of this Section 24.

      (c) To any financial institution acting as trustee with respect to such interest under a construction trust agreement with the Owner or Project User making the transfer or assignment, provided that such trustee shall not transfer or assign the interest transferred or assigned to it (other than to the original Owner or Project User), except as permitted by this Section 24.

      (d) To any Person in the electric utility business into which or with which the Owner or Project User making the transfer may be merged or consolidated or to which the Owner or Project User transfers substantially all of its assets;

      (e) To any Person wholly owning, wholly owned by, or wholly owned in common with, the Owner or Project User making the transfer;

      (f) To any other Person, provided that the Owner or Project User shall first offer to transfer its interest or any part thereof to the other Project Users, at the amount of, and on terms not less advantageous than, those of a bona fide offer from a buyer able and willing to purchase such Owner's or Project User's interest. The portion of such interest to be offered to each Project User pursuant to this subsection (f) shall be equal to the proportionate interest of such Project User in the Project after excluding the interest being offered. The initial offer shall be kept open for a period of 90 days. If, at the end of the 90-day period, any Project User shall have failed to accept such offer, the proportionate interest offered to such Project User shall be offered on a pro rata basis to the other Project Users, who shall have a further period of 7 days to accept the the same. The process referred to in the immediately preceding sentence shall be repeated until all Project Users then being offered an interest shall have failed to accept such offer.

      (g) To any other Person with the written consent of all Project Users.

      No transfer or assignment of any interest in the Project or any part thereof pursuant to subsections (d), (e), (f) or (g) above may be made unless simultaneously the Owner's or Project User's rights under the Project Agreements which relate to such interest are similarly transferred or assigned to the same Person or Persons, and such Person or Persons have assumed in writing all the duties and obligations of the Owner or Project User making such transfer or assignment under the Project Agreements which relate to the interest being transferred or assigned. Transfers or assignments shall not relieve any Owner or Project User of any obligation hereunder, except to the extent agreed in writing by all other Project Users. Any attempted or purported transfer made other than in accordance with this Section 24 either voluntarily or by operation of law shall be void and of no effect.

25. Obligations Are Several

      (a) The duties, obligations and liabilities of the Owners and Project Users hereunder are intended to be several and not joint or collective and no Owner or Project User shall be jointly or severally liable for the acts, omissions, or obligations of any other Owner or Project User. Nothing herein contained shall be construed to create an association, joint venture, partnership, or impose a partnership duty, obligation or liability, among the Owners and/or Project Users. No Owner or Project User shall have a right or power to bind any other Owner or Project User without its express written consent, except as expressly provided in this Agreement.

      (b) Without limiting the obligations of Puget Colstrip Construction Company, Puget Sound Power & Light Company guarantees the performance of all of Puget Colstrip Construction Company's obligations under the Project Agreements.

      (c) Without limiting the obligations of First Trust Company of Montana ("Trustee"), The Montana Power Company guarantees the performance of all of Trustee's obligations under the Project Agreements.

      (d) The Trustee is executing this Agreement solely in a fiduciary, trust capacity under a Trust Agreement dated December 23, 1980 ("Trust Agreement") by and between The Montana Power Company and the Trustee and not in any individual, personal or other capacity. The Owners (except Montana) agree that they will look solely to the Trust Estate, which term shall have the meaning specified in the Trust Agreement, for the payment of any amounts payable by the Trustee under this Agreement and confirm that the Trustee is not in any way personally liable for any such amounts except for its own gross negligence or willful misconduct.

26. Notices

      Any notice, demand or request provided for in this Agreement served, given or made in connection therewith shall be deemed properly served, given or made if given by telephone or in person and confirmed in writing, or if in writing by acknowledged delivery or sent by registered or certified mail, postage prepaid, addressed to the Project User or Project Users at its or their principal place or places of business to the attention of the president or chief executive officer of such Project Users. Any Project User may at any time, and from time to time, change its designation of the person to whom notice shall be given by giving notice to the other Project Users as hereinabove provided.

27. Implementation

      Each Owner and Project User shall take such reasonable action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may be requested by any other Owner or Project User for the implementation of this Agreement.

28. Provisions for Additional Facilities

      (a) Each Project User shall have the right at its expense to install and operate on the Project land, facilities for its own system; provided, however, that the facilities of any Project User shall be so installed and operated as not to burden or unreasonably interfere with those of the other Project Users or the Project, the construction on the Project lands of additional generating units, or the ultimate full utilization of the land for the Project. In the event that a Project User proposes to install or operate facilities which would require the relocation of previously installed facilities of another Project User, or of the Project, but would otherwise meet the requirements of the preceding sentence, the Project User desiring to install or operate such facilities shall have the right to require such relocation if it bears all direct and indirect costs of such relocation.

      (b) Each Owner and Project User releases all other Owners and Project Users from claims to profits, charges, rents or benefits that may arise from use by any Owner or Project User of Project land pursuant to Section 28(a).

29. Regulatory Approval

      It is understood that transfers of property under this Agreement may be subject to the jurisdiction of state or federal regulatory agencies. Such transfers shall not be effective until all required approvals and all other required action by such agencies having jurisdiction shall have been obtained.

30. Rule Against Perpetuities or Similar or Related Rules

      If the duration of any term or condition of the Project Agreements shall be subject to the rule against perpetuities or a similar or related rule, then the effectiveness of such term or condition shall not extend beyond (i) the maximum period of time permitted under such rule, or (ii) the specific applicable period of time expressed in this Agreement, whichever is shorter. For purposes of applying the rule against perpetuities or a similar or related rule, the measuring lives in being shall be those of the officers and directors of Montana shown in its 1980 Annual Report, together with all such listed persons' children all of whom are living on the date of execution of the Project Agreements. As used in this paragraph, the word "children" shall have its primary and generally accepted meaning of descendants of the first degree.

31. End of Project

      When the Project can no longer be made capable of producing electricity consistent with Prudent Utility Practice or the requirements of governmental agencies having jurisdiction, or when part or all of the Project is removed from service, Operator shall sell all salable parts of the portion of the Project being removed from service to the highest bidders; provided, however, if the entire Project is being removed from service and if Operator should determine that the Project will bring a greater amount at salvage if sold as a unit, including land and structures, than it would if it were dismantled and the salable parts removed and sold, then Operator may sell the Project as a unit to the highest bidder. After deducting all costs of ending the Project, including, without limiting the generality of the foregoing, the cost of decommissioning, razing all structures and disposing of the debris and meeting all applicable requirements of law, Operator shall close any remaining Project accounts and, if there are net proceeds, distribute to each Owner its percentage share of such proceeds. In the event such costs of ending the Project exceed available funds, each Owner shall pay its percentage share of such excess as incurred.

32. Term

      This Agreement shall continue for so long as the Project or any part thereof as originally constructed, reconstructed or added to is, or can be made, capable of producing electricity consistent with Prudent Utility Practice or the requirements of governmental agencies having jurisdiction plus any time required for ending the Project as provided in Section 31.

33. Effective Date and Basin Electric's Participation

      (a) This Agreement shall be effective and binding when executed by Montana, Puget, Water Power, Portland, and Pacific and shall be effective and binding as to Basin Electric only when executed by Basin Electric.

6     (b) Basin Electric's participation in the Project, Transmission System and
Bonneville Power Administration Contract No. DE-MS79-81BP90210 ("BPA Contract") executed by BPA and all parties hereto, is conditional upon Rural Electrification Administration ("REA") approval thereof. Basin Electric will exercise due diligence in seeking such approval. In the event by May 1, 1982, that Basin Electric is unable to secure unconditional REA approval, the parties hereto will return to Basin Electric thereafter all amounts paid by Basin Electric pursuant to the Project Agreements. In such event, Basin Electric shall take such action (including, but not limited to, the execution, acknowledgment, delivery and recordation of instruments of conveyance and for release of security instruments) as may be reasonably requested by any party hereto that effects or evidences Basin Electric's withdrawal of participation.

      (c) Upon payment pursuant to Section 33(b), or if Basin Electric does not concurrently execute the Project Agreements, the remaining parties' interests in the Project and the Transmission System, as defined in the Transmission Agreement, shall be appropriately increased and Basin Electric shall cease to be a party to the Project Agreements and all its rights and obligations thereunder shall terminate. The remaining parties to the Project Agreements shall then assume all Basin Electric's rights, duties, and obligations under said agreements.

      (d) Each other party to the Project Agreements, other than Basin Electric, affirms that it is bound as a party to the Project Agreements and the BPA Contract from the date of execution thereof even though Basin Electric's participation in the Project, Transmission System, and the BPA Contract is conditional upon REA approval thereof.

34. Miscellaneous

      (a) The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

      (b) The singular of any term in this Agreement shall encompass the plural and the plural the singular, unless the context otherwise indicates.

      (c) This Agreement shall be construed in accordance with the laws of the State of Montana, except that Section 18 shall be construed in accordance with the laws of the State of Washington.

      (d) This Agreement shall not be amended except by written instrument executed, acknowledged and delivered by all of the Project Users.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several counterparts.

                                  THE MONTANA POWER COMPANY

                                  By  /s/ Melvyn M. Ryan
                                      ------------------------------------------
                                  Its Executive Vice President
                                      ------------------------------------------
                                        for Administration
                                      ------------------------------------------

Attest:

/s/ T. O. McElwain
----------------------------------
   Asst. Secretary


                                  FIRST TRUST COMPANY OF MONTANA, as
                                     Trustee

                                  By  /s/ David L. Servies
                                      ------------------------------------------
                                  Its Vice President
                                      ------------------------------------------

Attest:

/s/ P. T. Westbrook
----------------------------------
        Secretary


                                  PUGET SOUND POWER & LIGHT COMPANY

                                  By  /s/ D. H. Knight
                                      ------------------------------------------
                                  Its Sr. Vice President
                                      ------------------------------------------

Attest:

/s/ W. E. Watson
----------------------------------
         Secretary


                                  PUGET COLSTRIP CONSTRUCTION COMPANY

                                  By  /s/ D. H. Knight
                                      ------------------------------------------
                                  Its Sr. Vice President
                                      ------------------------------------------

Attest:

/s/ W. E. Watson
----------------------------------
Secretary

                                  THE WASHINGTON WATER POWER COMPANY

                                  By  /s/ H. W. Harding
                                      ------------------------------------------
                                  Its Vice President
                                      ------------------------------------------

Attest:

/s/ L. O. Falk
----------------------------------
Asst. Secretary


                                  PORTLAND GENERAL ELECTRIC COMPANY

                                  By  /s/ Glen S. Bredemeier
                                      ------------------------------------------
                                  Its Vice President
                                      ------------------------------------------

Attest:

/s/ Warren Hastings
----------------------------------
    Asst. Secretary


                                  PACIFIC POWER & LIGHT COMPANY

                                  By  /s/ R. B. Lisbakken
                                      ------------------------------------------
                                  Its Vice President
                                      ------------------------------------------

Attest:

/s/ Sally A. Nofziger
----------------------------------
    Asst. Secretary


                                  BASIN ELECTRIC POWER COOPERATIVE

                                  By
                                      ------------------------------------------
                                  Its
                                      ------------------------------------------

Attest:

----------------------------------
         Secretary

STATE OF MONTANA       )
                       )    ss.
COUNTY OF SILVER BOW   )

      On this 6th day of May, 1981, before me, the undersigned, a Notary Public in and for the State of Montana, personally appeared Melvyn M. Ryan, known to me to be the Executive Vice President of THE MONTANA POWER COMPANY and acknowledged to me that he executed the within instrument on behalf of that corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.


                                      /s/ James Walsh
                                      ------------------------------------------
                                      Notary Public in and for the State of
                                          Montana
                                      Residing at Butte
                                      My Commission expires 6-26-82

STATE OF MONTANA        )
                        )   ss.
COUNTY OF YELLOWSTONE   )

      On this 6th day of May, 1981, before me, the undersigned, a Notary Public in and for the State of Montana, personally appeared David L. Servies, known to me to be the Vice President of FIRST TRUST COMPANY OF MONTANA and acknowledged to me that he executed the within instrument on behalf of that corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.


                                      /s/ Helen G. Frank
                                      ------------------------------------------
                                      Notary Public in and for the State of
                                           Montana
                                      Residing at Billings, Montana
                                      My Commission expires 1-8-83

STATE OF WASHINGTON   )
                      )    ss.
COUNTY OF KING        )

      On this 6th day of May, 1981, before me, the undersigned, a Notary Public in and for the State of Washington, personally appeared D. H. Knight, known to me to be the Sr. Vice President of PUGET SOUND POWER & LIGHT COMPANY and acknowledged to me that he executed the within instrument on behalf of that corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.


                                      /s/ Jeanette Ragsdale
                                      ------------------------------------------
                                      Notary Public in and for the State of
                                         Washington
                                      Residing at Seattle
                                      My Commission expires August 1, 1981

STATE OF WASHINGTON   )
                      )    ss.
COUNTY OF KING        )

      On this 6th day of May, 1981, before me, the undersigned, a Notary Public in and for the State of Washington, personally appeared D. H. Knight, known to me to be the Sr. Vice President of PUGET COLSTRIP CONSTRUCTION COMPANY and acknowledged to me that he executed the within instrument on behalf of that corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.


                                      /s/ Jeanette Ragsdale
                                      ------------------------------------------
                                      Notary Public in and for the State of
                                          Washington
                                      Residing at Seattle
                                      My Commission expires August 1, 1981

STATE OF WASHINGTON     )
                        )     ss.
COUNTY OF SPOKANE       )

      On this 6th day of May, 1981, before me, the undersigned, a Notary Public in and for the State of Washington, personally appeared H. W. Harding, known to me to be the Vice President of THE WASHINGTON WATER POWER COMPANY and acknowledged to me that he executed the within instrument on behalf of that corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.


                                          /s/  Lois L. Loveridge
                                          --------------------------------------
                                          Notary Public in and for the State of
                                                Washington
                                          Residing at Spokane, Washington
                                          My Commission expires October 17, 1982

STATE OF OREGON         )
                        )     ss.
COUNTY OF MULTNOMAH     )

      On this 6th day of May, 1981, before me, the undersigned, a Notary Public in and for the State of Oregon, personally appeared Glen E. Bredemeier, known to me to be the Vice President of PORTLAND GENERAL ELECTRIC COMPANY and acknowledged to me that he executed the within instrument on behalf of that corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.


                                          /s/  Shirley A. Kushner
                                          --------------------------------------
                                          Notary Public in and for the State of
                                                Oregon
                                          Residing at Portland, OR
                                          My Commission expires 9/27/84

STATE OF OREGON         )
                        )     ss.
COUNTY OF MULTNOMAH     )

      On this 6th day of May, 1981, before me, the undersigned, a Notary Public in and for the State of Oregon, personally appeared R. B. Lisbakken, known to me to be the Vice President of PACIFIC POWER & LIGHT COMPANY and acknowledged to me that he executed the within instrument on behalf of that corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.


                                        /s/  Hilda V. Hambach
                                        ----------------------------------------
                                        Notary Public in and for the State of
                                              Oregon
                                        Residing at Portland, Oregon
                                        My Commission expires September 28, 1982

STATE OF NORTH DAKOTA   )
                        )     ss.
COUNTY OF               )

      On this _____ day of _____________, 198_, before me, the undersigned, a Notary Public in and for the State of North Dakota, personally appeared __________________________, known to me to be the
__________________________________ of BASIN ELECTRIC POWER COOPERATIVE and acknowledged to me that he executed the within instrument on behalf of that corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.


                                          -------------------------------------
                                          Notary Public in and for the State of
                                                North Dakota
                                          Residing at Butte
                                          My Commission expires ________________

                                                         Page 1 of 2
                                                         Exhibit A
                                                         Colstrip Units #3 & #4
                                                         Ownership and Operation
                                                                  Agreement

                                  REAL ESTATE
                    (All as Described on the Attached Maps)

1.    Parcel No. 1 (Portion of the Colstrip Switchyard)

      T2N,R4lE, P.M.M.: Portion of the SE 1/4, Sec. 27

            Being approximately the easterly 890 feet of the Colstrip Switchyard property as depicted on Certificate of Survey No. 1660.
            Containing 30.65 acres more or less.

2.    Parcel No. 2 (Cooling Towers for Units 3 & 4)

      T2N,R4lE, P.M.M.: Portion of the E 1/2 NE 1/4, Sec. 34
                                       W 1/2 NW 1/4, Sec. 35

            Lying northerly of the Burlington Northern, Inc. Railroad right-of-way
            Containing 45.9 acres more or less

3.    Parcel No. 3 (Portion of the Coal Storage & Ash Holding Area)

            T2N,R4lE, P.M.M.: Portion of the E 1/2 SE 1/2, Sec. 34
                                             SW 1/2, Sec. 35

            Lying southerly of the Unit 3 & 4 generation site survey and the Western Energy tipple site.
            Containing 91 acres more or less.

4.    Parcel No. 4 (Project 3 & 4 Generation Units)

      T2N,R4lE, P.M.M.: Portion of the NE 1/4 and the SE 1/4, Sec. 34 as depicted on Certificate of Survey No. 29931.

            Containing 20.068 acres more or less.

                                 [MAP OMITTED]

                                                       Page 1 of 1
                                                       Exhibit B
                                                       Colstrip Units #3 & #4
                                                       Ownership and Operation
                                                            Agreement

                            ADMINISTRATIVE & GENERAL

As a reimbursement for general office electric system administrative and general expenses and related employee benefit costs indirectly applicable to the Project, but not charged thereto, Operator will charge monthly to Costs of Construction or Costs of Operation, as appropriate, a percentage ("Percentage Rate") of labor costs provided for in Sections 6(b) and (c) and in Sections 9(a) and (b) hereof, incurred by the Operator during the current month, which labor costs include a loading rate to cover pay for the time not worked, such as vacation, holiday and sick leave. The applicable Percentage Rate shall be determined annually by the Committee and shall be based upon Operator's actual costs incurred during the previous year. The applicable Percentage Rate shall be a fraction the numerator of which is the sum of the Operator's (i) annual administrative and general salaries recorded in FERC Account 920, (ii) annual office supplies and expenses recorded in FERC Account 921, and (iii) an appropriate provision for employee pensions and benefits recorded in FERC Account 926 which relate to administrative and general salaries recorded in FERC Account 920, and the denominator of which is the sum of Operator's (i) annual electric system labor costs, such as Operator's payroll charged to construction, retirements and clearing accounts, and (ii) Operator's annual labor costs billed to persons under other agreements to manage and operate joint projects.